Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 33-881100 pertaining to the 1993 Non-Employee Directors Stock Option Incentive Plan, Registration Statement Form S-8 No. 33-81124 pertaining to the 1991 Long-Term Employee Stock Option Plan, Registration Statement Form S-8 No. 333-88744 pertaining to the 2000 Employee Stock Option Plan, Registration Statement Form S-8 No. 333-43631 pertaining to the Non-Employee Directors Deferred Compensation Plan and Registration Statement Form S-3 No. 333-143459 pertaining to the 2007 shelf registration of securities, of our report dated March 7, 2008, with respect to the consolidated financial statements and schedule of Almost Family, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young, LLP

Louisville, Kentucky

March 7, 2008